UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 31, 2008
Hythiam, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-31932 (Commission File Number)	88-0464853 (IRS Employer Identification No.)

11150 Santa Monica Boulevard, Suite 1500 Los Angeles, California (Address of principal executive offices)	90025 (Zip Code)
Registrant’s telephone number, including area code (310) 444-4300
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On July 31, 2008, we amended our senior secured note (the “Note”) with Highbridge International LLC (“Highbridge”) to extend from July 18, 2008 to July 18, 2009 the optional redemption date exercisable by Highbridge for the $5 million remaining under the Note, and remove certain restrictions on our ability to obtain a margin loan on our auction-rate securities. In connection with this extension, we granted Highbridge additional redemption rights in the event of certain strategic transactions or other events generating additional liquidity for us, including without limitation the conversion of some or all of our auction-rate securities into cash. We also granted Highbridge a right of first refusal relating to the disposition of our auction-rate securities, and amended the existing warrant held by Highbridge for 285,185 shares of our common stock at $10.52 per share. The amended warrant expires five years from the amendment date and is exercisable for 1,300,000 shares of our common stock at a price per share of $2.15, priced off of the $2.14 closing price of our common stock on July 22, 2008.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits.

No.	Description
10.1	Amendment and Exchange Agreement

10.2	Amended and Restated Senior Secured Note

10.3	Amended and Restated Warrant to Purchase Common Stock

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HYTHIAM, INC.
Date: August 1, 2008	By:	/s/ CHUCK TIMPE
Chuck Timpe
Chief Financial Officer